Exhibit 3

Names and addresses of the Underwriters of the Republic’s 2.50% Notes due 2006

Republic of Italy
Underwriters’ Addresses in relation to the Republic’s US$3,000,000,000
2.50% Global Notes due March 31, 2006

Credit Suisse First Boston (Europe) Limited	One Cabot Square London E14 4QJ England

Deutsche Bank AG London	Winchester House 1 Great Winchester Street London EC2N 2DB England

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England

ABN AMRO Bank N.V	250 Bishopsgate London EC2M 4AA England

Banca IMI S.p.A	Corso Matteotti, 6 Milan 20121 Italy

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

HSBC Securities (USA) Inc.	Thames Exchange 10 Queen Street Place London EC4R 1BQ England

Lehman Brothers International (Europe)	One Broadgate London EC2M 7HA England

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Morgan Stanley & Co. International Limited	20 Cabot Square London E14 4QW England

Nomura International plc	1 St. Martin’s-le-Grand London EC1A 4NP England

Salomon Smith Barney Inc.	388 Greenwich Street New York, NY 10013

UBS AG, acting through its business group UBS Warburg	1 Finsbury Avenue London EC2M 2PP England

UniCredit Banca Mobiliare S.p.A	Via Tommaso Grossi, 10 Milan 20121 Italy

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